EXHIBIT 10.3

AMENDMENT NO. 2
TO
TRIKON TECHNOLOGIES, INC.

2004 EQUITY INCENTIVE PLAN

Pursuant to the authority reserved to the Board of Directors (the “Board”) of Trikon Technologies, Inc. (the “Company”), a corporation organized under the laws of State of Delaware, under Section 9.1 of the Trikon Technologies, Inc. 2004 Equity Incentive Plan (the “Plan”), the Board hereby amends the Plan as follows.

Effective as of May 9, 2007, Section 2.17 of the Plan is hereby amended to read in its entirety as follows:

“Fair Market Value” means as of any date, the value per Share determined as follows:

(a)           If the Shares are listed on any established stock exchange or a national market system, the Fair Market Value shall be the closing sales price per Share as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable, or if no sale occurred on such date of determination, the first trading day immediately prior to such date during which a sale occurred;

(b)           If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean of the closing bid and asked prices per Share on the date of determination as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(c)           In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee.”